Filed pursuant to Rule 424(b)(3)

Registration No.: 333-297473

PROSPECTUS SUPPLEMENT No. 3

(To the Prospectus dated August 3, 2026)

BIODEXA PHARMACEUTICALS PLC

127,754,750 Ordinary Shares Representing 2,555,095 American Depositary Shares

This prospectus supplement No. 3 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, as amended, effective as of August 3, 2026 (the “Prospectus”), related to the resale from time to time, by the selling shareholders identified in the prospectus, of up to an aggregate of 127,754,750 ordinary shares, nominal value £0.000001 per share (“Ordinary Shares”) represented by 2,555,095 American Depositary Shares (“Depositary Shares”), consisting of (1) 17,543,850 Ordinary Shares represented by 350,877 Depositary Shares, issuable upon the exercise of pre-funded warrants, (2) 14,147,600 Ordinary Shares represented by 282,952 Depositary Shares, issuable upon the exercise of Series M warrants (“Series M Warrants”), (3) 35,087,700 Ordinary Shares represented by 701,754 Depositary Shares, issuable upon the exercise of Series N warrants (“Series N Warrants”), and (4) 60,975,600 Ordinary Shares represented by 1,219,512 Depositary Shares, issuable upon the exercise of Series O warrants (“Series O Warrants”). The Series M Warrants were sold in connection a registered direct offering and concurrent private placement that closed on July 1, 2026. The Pre-Funded Warrants and Series N Warrants were sold in connection with a private placement that closed on July 1, 2026. The Series O Warrants were sold in connection with a warrant inducement transaction that closed on July 1, 2026.

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Report on Form 6-K, filed with the Securities and Exchange Commission on October 8, 2026.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on October 12, 2026 was $0.3832.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is October 13, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

On October 8, 2026, Biodexa Pharmaceuticals PLC (the “Company”) announced a ratio change of its American Depositary Shares (“ADSs”) from one (1) ADS representing fifty (50) of its ordinary shares, to a new ratio of one (1) ADS representing four hundred (400) ordinary shares (the “Ratio Change”). The effective date of the Ratio Change is expected to be on or about October 26, 2026.

Pursuant to the Ratio Change, ADS holders will be required on a mandatory basis to surrender their ADSs for cancellation and exchange to receive one (1) new ADS (New CUSIP: 59564R864) for every eight (8) old ADSs (Old CUSIP: 59564R872). No fractional ADSs will be allocated. The aggregate fractions, if any, will be sold and the net proceeds will be distributed to the entitled ADS holder. The Company's Depositary, JPMorgan Chase Bank, N.A. will contact ADS holders and arrange for the exchange of their existing ADSs for new ADSs.

For ADS holders, the Ratio Change will have the same effect as a one-for-eight reverse ADS split. The ordinary shares of the Company will not be affected by this change.

The information in this Report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-209365) and Form F-3 (File No. 333-290554) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: October 8, 2026	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer